Exhibit 10.17.3
KANSAS CITY SOUTHERN
2017 EQUITY INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION, RESTRICTED SHARE AND PERFORMANCE SHARE
AWARD AGREEMENT
    By this Agreement, Kansas City Southern, a Delaware corporation (the “Company”), grants to you,
<<Employee>>, an employee of the Company or an Affiliate, (“you”), (i) a non-qualified stock Option to purchase the number of shares of the Company’s Common Stock set forth below, (ii) the number of Restricted Shares set forth below, and (iii) the number of Performance Shares set forth below, which Performance Shares represent a conditional right to receive a number of Shares determined by the satisfaction of performance goals for the applicable Performance Period; all subject to the terms and conditions set forth below and in the attached Exhibit A and in the Kansas City Southern 2017 Equity Incentive Plan (including Committee rules, regulations, policies and procedures established thereunder), as may from time to time be amended (the “Plan”), all of which are an integral part of this Agreement.
NON-QUALIFIED STOCK OPTION

Grant Date:	February 3, 2021
Number of Options:	[Options_Granted]
Option Price:	[$XX.XX]
This Option shall become exercisable in accordance with the schedule below, provided you remain continuously employed by the Company or an Affiliate from the Grant Date to such date. The term of the Option shall be ten (10) years from the Grant Date unless terminated earlier as provided in Exhibit A or in the Plan.

Number of Options Exercisable	Date Exercisable
<<Options1>>	February 3, 2022
<<Options2>>	February 3, 2023
<<Options3>>	February 3, 2024

RESTRICTED SHARES

Grant Date:	February 3, 2021
Number of Restricted Shares:	<<Restricted_Shares_Granted>>
Period of Restriction/Vesting Date:	February 23, 2024
PERFORMANCE SHARES

Grant Date:	February 3, 2021
Number of Performance Shares (at Target):	<<Performance_Shares_Granted>>
3-Year Performance Period	FY 2021-23
Period of Restriction / Vesting Date:	Later of: (i) February 23, 2024, or (ii) the date the Committee certifies that the Performance Goals for the FY 2021-23 Performance Period are (or are not) satisfied.
The Award evidenced by this Agreement shall not be effective unless you have indicated your acceptance of this Agreement by signing electronically as provided below promptly after your receipt of this Agreement. You should print and retain one copy of this Agreement for your records.
        Kansas City Southern

    By: /s/ ADAM J. GODDERZ
        Adam J. Godderz
        Sr. Vice President-Chief Legal Officer &
Corporate Secretary

ACCEPTED AND AGREED*:
[Name]
[KCS Participant ID]

* Acceptance of your award shall be indicated through the online process provided by Schwab. By clicking the “Accept” button, you are signing and dating this agreement electronically. Your electronic signature constitutes a legal signature confirming that you acknowledge and agree to the terms and conditions of this award agreement.

EXHIBIT A
to
NON-QUALIFIED STOCK OPTION, RESTRICTED SHARE AWARD, AND
PERFORMANCE SHARE AWARD AGREEMENT

    You received three Awards under this Agreement: an Award of Non-Qualified Stock Options, an Award of Restricted Shares and an Award of Performance Shares. This Exhibit A consists of three sections. The first section applies to your Award of Non-Qualified Stock Options. The second section applies to your Award of Restricted Shares. The third section applies to your Award of Performance Shares. The fourth section contains provisions that apply to all your three types of Awards.

Non-Qualified Stock Option Award

1.Manner of Exercise. This Option shall be exercised by delivering to the Company (or its authorized agent), during the period in which such Option is exercisable, (i) a notice, which may be electronic, of your intent to purchase a specific number of Shares pursuant to this Option (a “Notice of Exercise”), and (ii) full payment of the Option Price for such specific number of Shares. Payment may be made by any one or more of the following means:
(a)cash, personal check, or wire transfer;
(b)if approved and permitted by the Committee, Shares owned by you with a Fair Market Value on the date of exercise equal to the Option Price, which such Shares must be fully paid, non-assessable, and free and clear from all liens and encumbrances;
(c)if approved and permitted by the Committee, through the sale of the Shares acquired on exercise of this Option through a broker to whom you have submitted irrevocable instructions to deliver promptly to the Company an amount sufficient to pay for such Shares, together with, if required by the Company, the minimum statutory amount of federal, state, local or foreign withholding taxes payable by reason of such exercise. A copy of such delivery instructions must also be delivered to the Company by you with the Notice of Exercise; or
(d)if approved and permitted by the Committee, with Restricted Shares owned by you with a Fair Market Value on the date of exercise equal to the Option Price, in which case an equal number of Shares delivered on exercise of the Option will carry the same restrictions as the Restricted Shares tendered to pay the exercise price.
The exercise of the Option shall become effective at the time such a Notice of Exercise has been received by the Company, which must be before the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), unless an earlier date is provided herein. You shall not have any rights as a stockholder of the Company with respect to the Shares deliverable upon exercise of this Option until ownership of such Shares is recorded in your name on the books of the Company

    If the Option is exercised as permitted herein by any person or persons other than you, such Notice of Exercise shall be accompanied by such documentation as the Company may reasonably require, including without limitation, evidence of the authority of such person or persons to exercise the Option and evidence satisfactory to the Company (if required by the Company) that any death taxes payable with respect to such Shares have been paid or provided for.

2.Exercisability. This Option shall become exercisable upon the date(s) specified in this Award Agreement, provided you remain continuously employed by the Company or an Affiliate from the Grant Date to such date(s) the Option becomes exercisable. This Option shall also become fully exercisable upon your Termination of Employment on account of: (a) Retirement, (b) death or (c) Disability. For purpose of your Option, Retirement means "Retirement" as defined in the Plan (Termination of Employment after having both attained age 55 and completed 10 years of service or after having attained age 65).
3.Change of Control. This Option shall become fully exercisable upon your Termination of Employment by reason of your employment being involuntarily terminated (other than for Cause) by the Company or your employment being terminated by you for Good Reason, in each case within the two (2) year period following a Change of Control (a “CIC Qualifying Termination”). For purposes of this Agreement, “Good Reason” means: if you are party to an agreement with the Company that defines “Good Reason,” Good reason as defined in such agreement, or, if you are not party to an agreement with the Company that defines “Good Reason,” the occurrence of any of the following events without your prior written consent: (x) a material reduction in your total direct compensation (including base salary, annual incentives and long-term incentives) from the Company (other than a general reduction that affect all similarly situated executives in substantially the same proportion due to a material deterioration in the financial condition of the Company); (y) a relocation of your principal place of employment by more than fifty (50) miles, if such change increases your commute from your principal residence by more than fifty (50) miles; or (z) a material, adverse change in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law). You may not terminate employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within 60 days of providing the Company written notice of the circumstances providing grounds for termination for Good Reason, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
4.Exercise After Termination of Employment. This Option may be exercised only while you are employed by the Company or an Affiliate, except that this Option may also be exercised after the date on which you have a Termination of Employment (“Termination Date”) as follows:
(i)if you have a Termination of Employment by reason of your Retirement, you may exercise this Option at any time prior to the Expiration Date;
(ii)if you have a Termination of Employment by reason of your Disability, you may exercise this Option at any time during the first twelve (12) months after your Termination Date;
(iii)if you have a Termination of Employment by reason of your death, the executor or administrator of your estate, your heirs or legatees, or beneficiary designated in accordance with the Plan, as applicable, may exercise this Option at any time during the first twelve (12) months after your Termination Date;
(iv)if you have a CIC Qualifying Termination, you may exercise this Option at any time during the first 12 months after your Termination Date;
(v)if you have a Termination of Employment for any reason other than as described in subparagraph (i), (ii), (iii) or (iv) above, or as provided in paragraph 5, you may exercise this Option at any time during the first three (3) months after your Termination Date;
provided, however, that (x) except as otherwise provided in paragraphs 2 or 3 of this Non-Qualified Stock Option Award section, this Option may be exercised after your Termination Date only to the extent it is exercisable on the Termination Date, and (y) under no circumstances may this Option be exercised on or after the Expiration Date. For purposes of this paragraph 4, if you are employed by an Affiliate of the Company, you will be deemed to have had a Termination of Employment as of the first day on which such corporation ceases to be an Affiliate of the Company.

5.Affiliation with Competitor/Dismissal for Cause. Notwithstanding anything to the contrary contained herein, if you have a Termination of Employment due to a dismissal for Cause, or if you, without the Company’s consent, become associated with, employed by, render service to, or own any interest in (other than any non-substantial interest, as the Committee from time to time determines) any business that is in competition with (i) the Company or (ii) any Related Company (as defined below), this Option shall terminate and cease to be exercisable immediately upon such event. For purposes of this paragraph, Related Company means (i) any individual or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, and (ii) any entity in which the Company owns, directly or indirectly, twenty percent (20%) or more of the combined value of all equity interests.

6.Limited Transferability of Option. Except as provided in the immediately following sentence, this Option is exercisable during your lifetime only by you or your guardian or legal representative, and this Option is not transferable except by will or the laws of descent and distribution. To the extent and in the manner permitted by the Committee, and subject to such terms, conditions, restrictions or limitations as may be prescribed by the Committee, you may transfer this Option to (i) your spouse, sibling, parent, child (including an adopted child) or grandchild (any of which an “Immediate Family Member”); (ii) a trust, the primary beneficiaries of which consist exclusively of you or your Immediate Family Members; or (iii) a corporation, partnership or similar entity, the owners of which consist exclusively of you or your Immediate Family Members.
7.Fractional or De Minimis Shares. The Option shall not be exercisable with respect to a fractional share or with respect to fewer that ten (10) Shares, unless the remaining Shares are fewer than ten (10).
8.Nonstatutory Option. This Option has been designated by the Committee as a Nonstatutory Option; it does not qualify as an Incentive Stock Option.

Restricted Shares Award

1.Payment. The Restricted Shares are awarded to you without requirement of payment.
2.Transfer Restrictions. Until the restrictions lapse, the Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Certificates will be transferred to you only as provided in paragraph 3 of this Restricted Shares Award section.
3.Record of Ownership. The number of your Restricted Shares with respect to which the restrictions have lapsed will be released from restrictions on the books of the Company. Delivery may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange. To the extent the Shares are delivered in uncertificated form, those Shares shall be deposited directly with Charles Schwab Trust Company, or such other agent designated by the Company, and the Company may utilize electronic or automated methods to transfer the Shares. Until the restrictions lapse, your Restricted Shares either will be evidenced by certificates held by or on behalf of the Company (in which case you will sign and deliver to the Company a stock power relating to the Restricted Shares so that the Company may cancel the Restricted Shares in the event of forfeiture), or the Restricted Shares will be reflected in a book-entry form or other account maintained by the Company, as determined by the Company.
4.Rights as Stockholder. During the Period of Restriction you will have all of the rights of a stockholder of the Company with respect to the Restricted Shares, except that (i) you will be subject to the provisions of paragraph 2 of this Restricted Shares Award section and (ii) any cash dividends or stock dividends paid with respect to any Restricted Shares which are subject to forfeiture under paragraph 8 of this Restricted Shares Award section will be retained by the Company for your benefit. The cash dividends or stock dividends so retained by the Company and attributable to your Restricted Shares subject to forfeiture under paragraph 8 of this Restricted Shares Award section will be distributed to you, without adjustment for earnings, in cash or in Shares (depending on the nature of the underlying dividend) when the Restricted Shares are no longer subject to forfeiture under paragraph 8 of this Restricted Shares Award section (whether or not the Restricted Shares remain subject to the provisions of paragraph 2 of this Restricted Shares Award section). You will not be entitled to any retained dividends attributable to any Restricted Shares which are forfeited pursuant to paragraph 8 of this Restricted Shares Award section.
5.Lapse of Restrictions Other than Upon Retirement. The Restricted Shares will vest and no longer be subject to restrictions upon the first of the following events to occur:
        (a) The end of the Period of Restriction, provided your Termination of Employment does not occur prior to that date; or
        (b) Your Termination of Employment by reason of your death;

(c) Your Termination of Employment by reason of your Disability; or
        (d) Your Termination of Employment by reason of your employment being involuntarily terminated (other than for Cause) by the Company or your employment being terminated by you for Good Reason, in each case within the two (2) year period following a Change of Control. For purposes of this Agreement, “Good Reason” means: if you are party to an agreement with the Company that defines “Good Reason,” Good reason as defined in such agreement, or, if you are not party to an agreement with the Company that defines “Good Reason,” the occurrence of any of the following events without your prior written consent: (x) a material reduction in your total direct compensation (including base salary, annual incentives and long-term incentives) from the Company (other than a general reduction that affect all similarly situated executives in substantially the same proportion due to a material deterioration in the financial condition of the Company); (y) a relocation of your principal place of employment by more than fifty (50) miles, if such change increases your commute from your principal residence by more than fifty (50) miles; or (z) a material, adverse change in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law). You may not terminate employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within 60 days of providing the Company written notice of the circumstances providing grounds for termination for Good Reason, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
6.Nonforfeitability of Shares Upon Retirement. Notwithstanding any provision in this Agreement to the contrary, if you satisfy the conditions for Retirement prior to the expiration of the Period of Restriction, then your Restricted Shares will become non-forfeitable in accordance with (a), (b) or (c) below, as applicable:
(a) If you first satisfy the conditions for Retirement on or before February 25, 2022, then (i) one-third (1/3) of your Restricted Shares will become non-forfeitable on February 25, 2022 provided you have not incurred a Termination of Employment before such date; (ii) an additional one-third (1/3) of your Restricted Shares will become non-forfeitable on February 24, 2023 provided you have not incurred a Termination of Employment before such date; and (iii) the final one-third (1/3) of your Restricted Shares will become non-forfeitable on February 23, 2024 provided you have not incurred a Termination of Employment before such date.
(b) If you first satisfy the conditions for Retirement after February 25, 2022 but on or before February 24, 2023, then (i) one-third (1/3) of your Restricted Shares will become non-forfeitable on the last day of the month during which you first satisfy the conditions for Retirement provided you have not incurred a Termination of Employment before such date; (ii) an additional one-third (1/3) of your Restricted Shares will become non-forfeitable on February 24, 2023 provided you have not incurred a Termination of Employment before such date; and (iii) the final one-third (1/3) of your Restricted Shares will become non-forfeitable on February 23, 2024 provided you have not incurred a Termination of Employment before such date; and
(c) If you first satisfy the conditions for Retirement after February 24, 2023 but on or before February 23, 2024, then (i) two-thirds (2/3) of your Restricted Shares will become non-forfeitable on the last day of the month during which you first satisfy the conditions for Retirement provided you have not incurred a Termination of Employment before such date; and (ii) the final one-third (1/3) of your Restricted Shares will become non-forfeitable on February 23, 2024 provided you have not incurred a Termination of Employment before such date.
Although certain of your Restricted Shares may become non-forfeitable as set forth above prior to the expiration of the Period of Restriction, such Shares shall remain subject to the restrictions on transfer set forth in paragraph 2 of this Restricted Shares Award section until the earlier of your Termination of Employment or the expiration of the Period of Restriction. For purposes of the foregoing, you will satisfy the conditions for "Retirement" only if you have attained age 55 and completed 10 years of service, or you have attained age 65, prior to your Termination of Employment.
7.Acceleration of Vesting. The Committee may at any time or times in its discretion accelerate the vesting of some or all of your Restricted Shares by specifying a date, other than what is provided in this

Agreement, on which the Period of Restriction ends and such Shares will no longer be subject to restrictions. Any such Shares that become vested under this paragraph 7 will not be forfeited under paragraph 8 of this Restricted Shares Award section.
8.Forfeiture. If you have a Termination of Employment prior to any of the events specified in paragraphs 5 or 6 of this Restricted Shares Award section, then you will forfeit your Restricted Shares that are not vested upon such Termination of Employment. All of your rights to and interest in any Restricted Shares that are forfeited under this paragraph 8 will terminate upon forfeiture.

Performance Shares Award

1.    Payment. The Performance Shares are awarded to you without requirement of payment by you.
2.    Transfer Restrictions. The Performance Shares are rights that may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to Article 14 of the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
3.    Number of Shares Earned. Your Award of Performance Shares specifies a number of Performance Shares awarded with respect to the FY 2021-23 Performance Period. The number of Performance Shares designated for the FY 2021-23 Performance Period represents a target number of Shares to be earned if the Company performance goals (the “Performance Goals”) are met for the FY 2021-23 Performance Period. As of the last day of the FY 2021-23 Performance Period, the Committee will determine, in accordance with the Schedule of Performance Goals below (the "Performance Schedule"), the number of Shares, if any, earned by you. The earned Shares will be paid as provided in paragraph 7 of this Performance Shares Award section subject to satisfaction of the vesting requirements and forfeiture provisions of paragraph 4 and paragraph 10 of this Performance Shares Award section. Notwithstanding any number of Shares otherwise determined eligible to be earned based on the Performance Schedule, the Committee may, in its sole discretion, modify (including by increasing or reducing) the amount of the earned Shares to be paid as provided in paragraph 7 based on such criteria as it shall determine, including, but not limited to, aggregate Company financial results, individual performance, or total shareholder return during the FY 2021-23 Performance Period.
4.    Vesting. The number of Shares earned as determined under the Performance Schedule will be paid to you only if you become vested in the Shares. You will become vested in the Shares on the Vesting Date provided you do not have a Termination of Employment prior to the Vesting Date except as otherwise provided in paragraph 5 and paragraph 6 of this Performance Shares Award section, and subject to any other forfeiture of Shares under paragraph 10 of this Performance Shares Award section. If you have a Termination of Employment prior to the Vesting Date, then except as provided in paragraph 5 and paragraph 6 of this Performance Shares Award section, you will forfeit all Performance Shares, and will have no right to earn or receive payment of any Shares under this Agreement.
5.    Termination of Employment Due to Retirement. If you have a Termination of Employment prior to the Vesting Date due to Retirement, a portion of your Performance Shares will be forfeited and you will have no right to earn or receive payment of any Shares with respect to such forfeited portion. The forfeited portion shall be equal to your Performance Shares times a fraction, the numerator of which is the total number of remaining whole months in the FY 2021-23 Performance Period and the denominator of which is 36 months. The portion of your Performance Shares not forfeited pursuant to the foregoing shall be earned based on the applicable performance percentage determined in accordance with the Performance Schedule and shall be paid as provided in paragraph 7 of this Performance Shares Award. For purposes of your Performance Share Award, Retirement means "Retirement" as defined in the Plan (Termination of Employment after either having attained age 65 or having both attained age 55 and completed 10 years of service).
6.    Termination of Employment Due to Change of Control, Death or Disability. If you have a Termination of Employment prior to the Vesting Date due to (i) a CIC Qualifying Termination or (ii) your death or Disability, then upon such Termination of Employment, you will be deemed to have earned a number of Shares determined under the Performance Schedule as if the Performance Goals were at Target. “CIC Qualifying Termination” means your Termination of Employment by reason of your employment being involuntarily terminated (other than for Cause) by the Company or your employment being terminated by you for Good Reason, in each case within the two (2) year period following a Change of Control. For purposes of this Agreement, “Good Reason” means: if you are party to an agreement with the Company that defines “Good Reason,” Good reason as defined in such agreement, or, if you are not party to an agreement with the Company that defines “Good Reason,” the occurrence of any of the following events without your prior written consent: (x) a material reduction in your total direct compensation (including base salary, annual incentives and long-term incentives) from the Company (other than a general reduction that affect all similarly situated executives in substantially the same proportion due to a material deterioration in the financial condition of the Company); (y) a relocation of your principal place of employment by more than fifty (50) miles, if such change increases your commute from your principal residence by more than fifty (50) miles; or (z) a material, adverse change in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law). You may not terminate employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within 60 days of providing the Company written notice of the circumstances providing grounds for termination for Good Reason, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
7.    Payment of Shares. Except as provided in the following sentence, the Shares, if any, earned by you under this Agreement, and not forfeited under this Agreement, will be delivered to you, or your beneficiary if you are deceased, for the number of Shares earned as soon as practicable after the latest to occur of (a) the Vesting Date, or (b) the determination of the number of all Shares, if any, earned by you under this Agreement with respect to the FY 2021-23 Performance Period. Notwithstanding the preceding sentence, in the event of vesting prior to the Vesting Date under the provisions of paragraph 6 of this Performance Shares Award section, then the Shares, if any, earned by you will be delivered to you or your beneficiary as soon as practicable after your Termination of Employment. Delivery of Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange. To the extent the Shares are delivered in uncertificated form, your Shares shall be deposited directly with Charles Schwab Trust Company, or such other agent designated by the Company, and the Company may utilize electronic or automated methods to transfer the Shares.
8.    Rights as Stockholder. Prior to the time you receive a payment of Shares under this Agreement, you will have no rights of a stockholder of the Company with respect to your Performance Shares or any Shares which may be or have been earned by you. Accordingly, with respect to the Performance Shares or any unearned or earned but unpaid Shares, in addition to the restrictions under paragraph 2 of this Performance Shares Award section, you will not have the right to vote, you will not receive or be entitled to receive cash or non-cash dividends, and you will not have any other beneficial rights as a shareholder of the Company.
9.    Acceleration of Vesting Date. The Committee may at any time or times in its discretion waive your obligation to remain employed through the Vesting Date in order to receive any Shares. In the event of such a waiver, you will receive a payment of those Shares, if any, which would have been paid to you had you remained employed through the Vesting Date based upon the level of goal achievement under the Performance Schedule. Waiver of a continued employment condition under this paragraph 9 will not result in an earlier payment of any Shares.
10.    Additional Forfeiture Provision and Repayment Obligation. Notwithstanding any provisions of this Agreement to the contrary, if the Committee determines that you have engaged in Gross Misconduct as defined in this paragraph 10, then: (a) you will immediately forfeit all Performance Shares awarded to you, and all earned or unearned Shares, for the FY 2021-23 Performance Period under this Agreement, and you will have no right to receive payment of any Shares under this Agreement and (b) you will repay to the Company a number of Shares, or a dollar amount equal to the current Fair Market Value of a number of Shares, equal to the number of Shares previously paid to you under this Agreement. For purposes of this paragraph 10, Gross Misconduct means intentional conduct in disregard of the Company’s expectations of someone in your position with the Company that has caused significant financial harm to the Company, whether occurring before or after your Termination of Employment.

Provisions Applicable to Your Non-Qualified Stock Option Award, Restricted Shares Award and Performance Share Award

1.    Plan Governs. The Non-Qualified Stock Option Award, Restricted Shares Award and Performance Share Award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by this reference. All capitalized terms used in this Agreement have the meaning set forth in the Plan unless otherwise defined in this Agreement. By executing this Agreement, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and you acknowledge that the Award is subject to all the terms and provisions of the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Plan Committee with respect to any questions arising under the Plan. By signing this Agreement with respect to your Non-Qualified Stock Option Award, you are not obligated to exercise all or any part of this Option or any other Option.
2.    Tax Withholding. As of any date that a required tax withholding liability (“Required Withholding”) occurs, you must remit all amounts necessary to satisfy the Required Withholding. The Company will not deliver Shares to you or release the restrictions on Shares under this Agreement unless you remit (or in appropriate cases agree to remit) or otherwise provide for the Required Withholding as allowed under the Plan, as amended.
3.    No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or an Affiliate.
4.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By written notice referencing this paragraph of this Agreement, either party may designate a different address for notices. Any notice under this Agreement to the Company shall become effective upon receipt by the Company. Any notice under this Agreement to you will be deemed to have been delivered to you when delivered in person or when deposited in the United States mail, addressed to you at your address on the shareholder records of the Company, or such other address as you have designated under this paragraph.
5.    Tax Consultation. Your signature on this Agreement means that you understand that you may incur tax consequences as of any date that a number (which may be all or part) of your Restricted Shares or Performance Shares would no longer be forfeited if you were to have a Termination of Employment on such date, and that special tax rules apply with respect to your Non-Qualified Stock Option. You agree to consult with any tax consultants you think advisable in connection with tax issues regarding your Non-Qualified Stock Option Award, Restricted Shares Award and Performance Share Award and you acknowledge that you are not relying, and will not rely, on the Company or any Affiliate for any tax advice. Please see Section 17.2 of the Plan regarding Code Section 83(b) elections with respect to your Restricted Shares.
6.    Amendment. The Company reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.
7.    Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.
8.    Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.
9.    Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
10.    No Waiver. The failure of the Company in any instance to exercise any of its rights granted under this Agreement or the Plan shall not constitute a waiver of any other rights that may arise under this Agreement.

11.    Right of Recovery. Notwithstanding any provisions of this Agreement to the contrary, the Company may recover from you any amount paid or payable to you (or the current Fair Market Value of any Shares paid or payable to you) pursuant to this Agreement which is required to be recovered under the rules of any exchange on which the Company's Shares are registered or any amount the Committee determines is appropriate under the Company's policies in effect from time to time regarding the recovery of incentive compensation, including any such policies adopted after the Grant Date of this Agreement.
12.     Data Privacy. By accepting the Award, you agree that any data, including your personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Plan and the Award, as well as with any third-party engaged by the Company to administer the Plan and the Awards granted under the Plan.

Schedule of Performance Goals for Performance Shares

FY 2021-23 Performance Level	Return on Invested Capital (ROIC) [1] (75% Weighting)	Operating Ratio (OR) [2] (25% Weighting)	Earned Percentage of Incentive Target

2021
Threshold	___%	___%	0%
Target	___% - ___%	___% - ___%	100%
Maximum	___%	___%	200%

2022
Threshold	-120 bp change	+200 bp change	0%
Target	+10 bp to +20 bp change	-20 bp to -50 bp change	100%
Maximum	+ 50 bp change	-100 bp change	200%

2023
Threshold	-120 bp change	+200 bp change	0%
Target	+10 bp to +20 bp change	-20 bp to -50 bp change	100%
Maximum	+ 50 bp change	-100 bp change	200%
Note:    2022 targets based on 2021 actuals
    2023 targets based on 2022 actuals

The number of Shares earned for the FY 2021-23 Performance Period will be equal to the product of:

The average of the earned percentage for each fiscal year
X
Revenue Growth Multiplier
X
The number of Performance Shares subject to this Award Agreement

In no event, however, shall the number of Performance Shares earned for the FY 2021-23 Performance Period exceed 200% of target.

To determine the “earned percentage” for a fiscal year, the Committee will compare the Company’s actual performance for the fiscal year to the Performance Goals for such fiscal year as set forth in the above schedule. If the calculated percentage is between Threshold and Maximum for any fiscal year, then the earned percentage will be prorated. If the calculated percentage is below Threshold, then the earned percentage for the fiscal year will be 0%. If the calculated percentage is above Maximum, then the earned percentage will be 200%. For purposes of the foregoing, any fractional Share earned with respect to the FY 2021-23 Performance Period shall be rounded down to the nearest whole Share.

The “Revenue Growth Multiplier” is determined based on the average of the Company’s annual revenue growth during the 3-year Performance Period relative to the average of the annual revenue growth of all other Class 1 railroads over the same time frame. The average of the annual revenue growth for each Class 1 railroad shall be determined by first calculating the change in revenue for each applicable year and then computing the 3-year average. Each Class 1 railroad will then be ranked in order of the highest to lowest average annual revenue growth rate for the 3-year Performance Period. For purposes of determining revenue growth for the Company and for all other North American Class I railroads, revenue includes (a) total revenue for the most recently reported twelve-month period, including fuel surcharge revenue, (b) adjustments for foreign exchange impacts as disclosed in publicly available information, and (c) adjustments for business combinations, acquisitions or dispositions as disclosed in publicly available information. The Revenue Growth Multiplier for purpose of this Award will be based on the following results:

If the Company’s average annual revenue growth ranking is . . .	Then the Revenue Growth Multiplier will be . . .
1st place	120%
2nd place	110%
2nd to last place	90%
Last place	80%
Any other ranking	100%

1 ROIC is defined as the quotient of the Company's net operating profit after taxes ("NOPAT") for the applicable performance period divided by the Company's invested capital where
(i) NOPAT is the sum of the Company's net income, interest expense and interest on the lease liabilities (all preceding items tax effected), with further adjustments to eliminate the after-tax effects of
(a) adjustments included in Adjusted Diluted Earnings Per Share as reported by the
Company,
(b) fluctuations in the value of the Mexican peso against the U.S. dollar from the average exchange rates assumed in the Company’s 2021 long range plan,
(c) impacts to fuel surcharge revenue and fuel expense for changes in fuel-related indices from the indices assumed in the Company’s 2021 long range plan,
(d) changes in statutory income tax rates and other laws enacted after January 1, 2021 on the Company’s net income,
(e) business combinations or acquisitions transaction impacts,
(f) changes in accounting principles, and
(g) as approved by the Compensation Committee, other transactions or events that were not contemplated at the time performance targets were established by the
Compensation Committee.

(ii) invested capital is the sum of the Company's average equity balance and average debt balance (reduced by the average cash balance), with further adjustments to eliminate the average invested capital impacts of
(a) changes in accounting principles,
(b) business combinations or acquisitions transaction impacts, and
(c) as approved by the Compensation Committee, other transactions or events that were not contemplated at the time performance targets were established by the Compensation Committee.
(d) changes in statutory income tax rates and other laws enacted after January 1, 2021

2 Operating Ratio (OR) is defined as the Company's Adjusted Operating Ratio as reported in the Company’s earnings releases, with any necessary adjustments to eliminate the effects of
(a) fluctuations in the value of the Mexican peso against the U.S. dollar from the average exchange rates assumed in the Company’s 2021 long range plan,
(b) impacts to fuel surcharge revenue and fuel expense for changes in fuel-related indices from the indices assumed in the Company’s 2021 long range plan,
(c) business combinations or acquisitions transaction impacts,
(d) changes in accounting principles,
(e) changes in laws and
(f) as approved by the Compensation Committee, other transactions or events that were not contemplated at the time performance targets were established by the Compensation Committee